Execution Copy


THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.


U.S. $10,000,000.00                      Original Issue Date: February 24, 2004
Holder:  McCormack Avenue, Ltd.

Address:



                       SECURED NOTE DUE FEBRUARY 24, 2010

         THIS SECURED NOTE is made by FONIX CORPORATION, a Delaware corporation, having a principal place of business at 9350 South 150 East, Suite 700, Sandy, Utah 84070 (the "Company"). This Note was acquired by the McCORMACK AVENUE, LTD., a British Virgin Islands corporation (the "Holder") pursuant to the terms of that certain Exchange Agreement (the "Exchange Agreement") dated as of February 24, 2004, by and among the Company, LTEL Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Company ("Fonix Sub"), LTEL Holdings Corporation, a Delaware corporation ("LTEL"), the Sellers (the "Sellers") identified in the Exchange Agreement and Holder. Capitalized terms used but not otherwise defined herein, shall have the meaning ascribed to them in the Exchange Agreement.

         FOR VALUE RECEIVED, the Company promises to pay to the Holder or registered assigns, the principal sum of Ten Million and 00/100 Dollars ($10,000,000.00), with interest at the rate of five percent (5%) per annum (the "Base Rate") on the basis of a 360-day year payable, as follows: The Company shall pay accrued interest (but no principal) quarterly starting on April 15, 2004 and continuing on the 15th day of July 2004, October 2004, and January 2005; thereafter, the Company shall pay equal quarterly payments of Three Hundred Nineteen Thousand Two Hundred Fourteen and 14/100 Dollars ($319,214.14) commencing on the 15th day of April, 2005, and continuing on the 15th day of each April, July, October and January thereafter up to and including January 15, 2010 (each a "Payment Date" and collectively "Payment Dates"), which quarterly payments shall be applied first to accrued interest and then to principal. All unpaid principal and accrued and unpaid interest shall be due and payable in full on January 15, 2010 (the "Maturity Date"). Upon the occurrence of an Event of Default, as defined herein, all amounts due hereunder shall bear interest at the rate of twelve percent (12%) per annum from the day an Event of Default occurs through and including the date of payment of any delinquent amount. Interest payments hereunder may be paid, at the Company's option, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts ("Cash"), or in shares of the Company's Common Stock, par value $.0001 per share ("Interest Shares"), in an amount equal to the total dollar amount of the interest to be paid by issuing Interest Shares divided by the average closing bid price of the Company's Common Stock for the three (3) trading day period immediately preceding the date the interest payment is due, provided that, at the time any Interest Shares are issued by the Company as payment for interest hereunder, the number of Interest Shares so issued are covered by a then effective Registration Statement pursuant to the Registration Rights Agreement. The Company shall give at least five (5) days' written notice, prior to any Payment Date of its intention to make payment of accrued interest in Interest Shares. All payments of principal, and all payments of interest not paid by issuing Interest Shares, shall be paid when due in Cash. All payments of Cash or Interest Shares shall be delivered to the Holder at the address of the Holder last appearing on the Company's records.

         This Note is subject to the following additional provisions:

         Section 1.

                  (a) This Note may not be sold, transferred, assigned, or hypothecated except in accordance with this Section 1 and without the prior written consent of the Company, which consent may be withheld in the sole discretion of the Company, provided, however, that the Holder may transfer this Note to any Affiliate of the Holder without the prior written consent of the Company, subject to the Holder's compliance with the following sentence, and further provided that this Note may not be subdivided and must be transferred by the Holder, if at all, in its entirety. The Holder, by acceptance hereof, agrees to give written notice to the Company ("Transfer Notice") of any proposed transfer of this Note, which notice shall describe briefly but with reasonable detail the proposed transfer and set forth the name, address, and tax identification number of the proposed transferee, and will further provide the Company with an opinion of the Holder's counsel (reasonably acceptable to the Company) that such transfer can be accomplished in accordance with federal and applicable state securities laws. If the proposed transferee is an Affiliate of the Holder, the proposed transfer shall be deemed to be effective upon delivery of the Transfer Notice. If the proposed transferee is not an Affiliate of the Holder, and the Company fails to object to the proposed transfer within thirty
(30) days after delivery of the Transfer Notice, the Holder may complete the proposed transfer upon the expiration of such thirty (30) day period, provided that the Holder provides additional written notice to the Company of such transfer.

                  (b) Prior to transfer of this Note in compliance with this
Section 1, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Company's records as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

         Section 2.        Default.

         "Event of Default" wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

                           (i) any default by the Company in the payment of principal or interest payable in respect of this Note, which default continues for a period of sixty (60) calendar days after the due date for such payment;

                           (ii) any failure to observe or perform any other material covenant, agreement or warranty contained in, or otherwise to materially breach, this Note, the Exchange Agreement, the Collateral Pledge Agreement or the Security Agreement, and such failure or breach shall not have been remedied within sixty (60) days after the date on which reasonably detailed notice of such failure or breach shall have been given by the Holder or its successor;

                           (iii) the Company shall commence a voluntary case under the United States Bankruptcy Code or insolvency laws as now or hereafter in effect or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Company under the Bankruptcy Code and the petition is not controverted within thirty (30) days, or is not dismissed within sixty (60) days, after commencement of such involuntary case; or a "custodian" (as defined in the Bankruptcy
         Code) is appointed for, or takes charge of, all or any substantial part of the property of the Company or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or there is commenced against the Company any such proceeding which remains undismissed for a period of sixty (60) days; or the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty (60) days; or the Company makes a general assignment for the benefit of creditors; or the Company shall fail to pay, or shall state that it is unable to pay its debts generally as they become due; the Company shall call a meeting of all of its creditors with a view to arranging a composition or adjustment of its debts; or the Company shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company for the purpose of effecting any of the foregoing;

                           (iv) the Company, Fonix Sub, LTEL, or any of the Subsidiaries shall default in any of their obligations under any mortgage, credit agreement or other facility, indenture, agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness of the Company, Fonix Sub, LTEL, or any of the Subsidiaries in an amount exceeding Five Hundred Thousand Dollars ($500,000.00), whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

                           (v) the Company, Fonix Sub, LTEL, or any of the Subsidiaries shall be a party to any Change of Control Transaction (as defined in Section 5), or shall agree to sell or dispose of all or in excess of 49% of its assets (based on book value calculation as reflected in the Company's most recent financial statements) in one or more transactions (whether or not such sale would constitute a Change of Control Transaction);

                           (vi) the Company, Fonix Sub, LTEL, or any of the Subsidiaries has entered against it by any court or other adjudicatory body of competent jurisdiction any judgment in an amount equal to at least Two Hundred Fifty Thousand Dollars ($250,000.00), except for any judgment in any action pending or threatened against Fonix Sub as of the date hereof;

                           (vii) the Company fails to declare and pay, within ninety (90) days after the completion of any full calendar year after the closing, dividends payable in respect of the Series H Preferred for such completed calendar year, subject to the provisions of applicable corporate law or any applicable contract or instrument; or

                           (viii) if at any time during the term of the Note, a majority of the Company's board of directors serving as of the Closing Date are involuntarily replaced other than pursuant to an annual meeting of the Company's stockholders.

         Section 3. Interest Rate Limitation. The parties intend to conform strictly to the applicable usury laws in effect from time to time during the term hereof. Accordingly, if any transaction contemplated hereby would be usurious under such laws, then notwithstanding any other provision hereof: (i) the aggregate of all interest that is contracted for, charged, or received under this Agreement shall not exceed the maximum amount of interest allowed by applicable law (the "Highest Lawful Rate"), and any excess shall be promptly credited to the Company by the Holder (or, to the extent that such consideration shall have been paid, such excess shall be promptly refunded to the Company by the Holder); (ii) neither the Company nor any other Person now or hereafter liable hereunder shall be obligated to pay the amount of such interest to the extent that it is in excess of the Highest Lawful Rate; and (iii) the effective rate of interest shall be reduced to the Highest Lawful Rate. All sums paid, or agreed to be paid, to the Holder for the use, forbearance, and detention of the debt of the Company to the Holder shall, to the extent permitted by applicable law, be allocated throughout the full term of the Note until payment is made in full so that the actual rate of interest does not exceed the Highest Lawful Rate in effect at any particular time during the full term thereof. If at any time the rate of interest under the Note exceeds the Highest Lawful Rate, the rate of interest to accrue pursuant to this Agreement shall be limited, notwithstanding anything to the contrary in this Agreement, to the Highest Lawful Rate, but any subsequent reductions in the Base Rate shall not reduce the interest to accrue pursuant to this Agreement below the Highest Lawful Rate until the total amount of interest accrued equals the amount of interest that would have accrued if a varying rate per annum equal to the interest rate under the Note had at all times been in effect. If the total amount of interest paid or accrued pursuant to this Agreement under the foregoing provisions is less than the total amount of interest that would have accrued if a varying rate per annum equal to the interest rate under the Note had been in effect, then the Company agrees to pay to the Holder an amount equal to the difference between (x) the lesser of (A) the amount of interest that would have accrued if the Highest Lawful Rate had at all times been in effect, or (B) the amount of interest that would have accrued if a varying rate per annum equal to the interest rate under the Note had at all times been in effect, and (y) the amount of interest accrued in accordance with the other provisions of this Agreement.

         Section 4.        Prepayment.

                  (a) Voluntary Prepayment. The Company shall have the right to prepay this Note in whole or in part, provided, however, the Company may not prepay in excess of Five Million and 00/100 Dollars ($5,000,000.00) in principal amount of this Note, so long as any shares of the Company's Series H Preferred Stock are outstanding.

                  (b) Required Prepayment. Subject to Section 4(a), above, but notwithstanding anything else to the contrary herein, commencing with the first completed calendar month after the One Hundred Eightieth (180th) day after the date hereof, and continuing for each calendar month until all amounts hereunder are paid in full, the Holder shall be entitled to receive, and the Company shall be required to pay, prepayments (the "Net Put Payments") equaling thirty-three percent (33%) of the amounts received by the Company in such month in excess of

Nine Hundred Thousand Dollars ($900,000) pursuant to the Fifth Private Equity Line Agreement between the Company and Queen LLC, dated as of July 1, 2003 (the "Equity Line Agreement"). The Company and the Holder agree that if the Equity Line Agreement is terminated prior to the Company's satisfaction of its obligations under this Note, and another equity line is commenced with the same equity line investor or an Affiliate of such investor, the Holder shall have the same rights to receive Net Put Payments in connection with such new equity line as under the Equity Line Agreement.

                  (c) Notice of Voluntary Prepayment. The Company shall give written notice at least five (5) Business Days, but not more than ten (10) Business Days, of any intention to prepay any portion of this Note prior to the Maturity Date pursuant to Section 4(a), above, to the Holder, which notice shall specify the date such prepayment will be made. Any such prepayment shall be applied to principal in inverse order of maturity but shall not affect the amount of each quarterly payment of principal and interest otherwise required hereunder.

         Section 5. Definitions. For the purposes hereof, the following terms shall have the following meanings:

         "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

         "Change of Control Transaction" means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of in excess of 49% of the voting securities of the Company coupled with a replacement of more than one-half of the members of the Company's board of directors which is not approved by those individuals who are members of the board of directors on the date hereof in one or a series of related transactions, or (ii) the merger of the Company with or into another entity, consolidation or sale of all or substantially all of the assets of the Company in one or a series of related transactions, unless following such transaction, the holders of the Company's securities continue to hold at least 40% of the total voting securities of the entity surviving such transaction or series of transactions. The execution by the Company of an agreement to which the Company is a party or by which it is bound providing for any of the events set forth above in (i) or (ii) does not constitute the occurrence of the event until after the event in fact occurs.

         Section 6. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, interest and liquidated damages (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct obligation of the Company.

         Section 7. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

         Section 8. This Note shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the parties consents to the exclusive jurisdiction of the federal courts or the state courts of the State of Delaware sitting in Wilmington, Delaware in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under this Note, The Pledge Agreement or the Security Agreement. THE COMPANY HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS NOTE.

         Section 9. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

         Section 10. Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

         Section 11. Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next calendar month, the preceding Business Day in the appropriate calendar month).

         Section 12. Security. The obligation of the Company for payment of principal, interest and all other sums hereunder, in the event of default by the Company to perform hereunder, is secured by (a) a Security Agreement, and (b) the pledge of certain securities (the "Pledged Shares") under the terms and conditions of a Collateral Pledge Agreement, by reference made a part of the terms of this Note.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer duly authorized for such purpose, as of the date first above indicated.

                                   FONIX CORPORATION


                                   By:________________________________
                                      Thomas A. Murdock, President
Attest:

By:___________________________